Exhibit 10.6

February 8, 1995

Robert M. Bernstein
Tensiodyne Scientific Corporation
11835 West Olympic Blvd.
Los Angeles, CA 90064

Dear Bob,

We are agreed as follows:

1.  Duties:

Stephen Forrest Beck (hereinafter "Beck") will work to obtain funding for Tensiodyne Scientific Corporation, its assigns, affiliates, parents, successors, or any associated entity or individual, (hereinafter collectively referred to as "The Company") from one or more government agencies or private organizations. To that end, Beck will prepare correspondence, schedule and attend meetings, and assist in the development of strategy.

2.  Term:  The term of the agreement is eighteen months, commencing on the date of execution of this agreement.

3.  Compensation:  In consideration for his services you will pay Beck the following compensation:

a.  For work already performed for the Company, including the recommendation that the Company seek funding from governmental sources, and in particular that efforts be made in Congress to obtain support for the Company's research, Beck will receive 1/2 of 1 percent of the outstanding common shares of the Company, payable on signing of this agreement.

b.     (i)   For work to be performed Beck will receive two percent of the outstanding common shares of the Company, payable on signing of this agreement.

(ii)  Beck will also receive 15% of any funding received by the Company from any governmental body or private entity during the term of this agreement. If funding for the Company is obtained from either the Commerce or the Energy Departments, and a claim for 5% of the funds received is made by Mel Levine, and such funds are actually paid, then Beck shall receive 10% of the total funds. If during the term of this agreement, events are set in motion, or contacts are made, which eventually lead to the Company obtaining funds from a governmental agency or private party after this agreement has expired, then the fees specified in this paragraph shall be payable to Beck for a period of five years from the date of expiration of the agreement.

c.  The cash compensation payable under this agreement shall be paid to Beck within 10 business days of the Company's receipt of such funds, in any legal manner which he shall specify, either under a 3 to 5 year employment contract, through the Company's purchase of an annuity, through the Company's purchase of an annuity, through the Company's placing the funds in escrow, or by any other means selected by Beck at his sole option.

d.     (i)  Shares paid to Beck under this agreement shall not be diluted except by the sale of securities for cash. Beck shall have the right, for a period of 30 days after the receipt of notification in writing of the sale of shares for cash, to acquire a pro rata share of any such shares, on the same terms and conditions as any other buyer, so that Beck can maintain the same percentage interest in the Company.

(ii)  In the event that the Company receives $1 million or more from any governmental body or private party during the term of this agreement, or the five year period following its termination specified in
b.(ii) above, then, notwithstanding d.(i) above, Beck's shares shall not be diluted unless and until the Company has completed a public offering which results in $10 million in proceeds to the Company.

e.  The Company agrees that it will issue the shares described in 3.(a) above as soon as shares are available to distribute to shareholders.  Evidence of Beck's ownership interest will be by way of a Board of Director's resolution, a copy of which will be provided to him within 30 days of the date of this agreement.

4.  The fees payable in this agreement will also be paid to Beck in the event that any non-governmental source provides funds to the Company during the term of this agreement, or for a period of five years after the expiration of this agreement, provided that Beck has introduced such source to the Company, or in the event that such source has otherwise come to the attention of the Company in a manner that is in any way related to the efforts of Beck on behalf of the Company, during the term of this agreement.

5.  Beck's expenses under this agreement shall be borne by the Company.  The Company agrees that it will pay for a minimum of three trips to Washington D.C.  Such travel shall be paid by the Company in advance and shall be by coach class airfare and shall provide reasonable allowance for hotel, meal and other expenses.  Any additional expenses beyond those cited above shall be approved by the Company in advance.

6.  Dispute Resolution:  Any dispute arising under this agreement shall be resolved in Los Angeles by binding arbitration under the auspices of the American Arbitration Association.  The prevailing party shall be entitled to reimbursement for reasonable legal costs, fees and expenses.

In any dispute under this agreement, if there is a disagreement over whether Beck's efforts, or those of some other party are responsible for the Company's obtaining funding from a government or non-government source, then the arbitrator is instructed by the parties to interpret Beck's contributions broadly, giving Beck the benefit of any doubt, and to take into account that Beck originated the concept of obtaining governmental funding, and that he has provided, and will provide, consulting services that might enable the executives or others associated with the Company to make contacts on their own that might lead to funding.  In such event, the fees specified in this agreement would be fully payable to Beck.

The parties represent and warrant that they are duly authorized to enter into this agreement and that it is binding upon them.  If the foregoing is acceptable, please sign in the space provided below and return a copy of this agreement to me along with the appropriate stock certificates.

Sincerely,

 /s/ STEPHEN FORREST BECK
Stephen Forrest Beck

ACCEPTED AND AGREED:

FOR:  Tensiodyne Corporation

 /s/ ROBERT M. BERNSTEIN
By:  Robert M. Bernstein, President

ADDENDUM

Robert M. Bernstein, President of Tensiodyne and Stephen Forrest Beck do hereby agree to amend that certain agreement between them (hereinafter the "Agreement") dated February 8, 1995 as follows:

7. Notwithstanding any other provision of this Agreement, any shares received by Beck shall not be subject to any dilution until the Company has completed an initial public offering of at least $10 million.

8. The obligations of Tensiodyne and Bob Bernstein to Beck are secured by the patents to the Tensiodyne technology and are personally guaranteed by Robert Bernstein.  Beck's interest in the patents, and Bernstein's guarantee will both be formalized in a more complete agreement to be prepared in the future. Unless and until that agreement is completed however, this Agreement will be fully binding upon the parties.

9. This Agreement is fully binding upon Tensiodyne, Matech, their parents, subsidiaries, successors in interest, assigns, or any other person or entity associated with them.

10. The amounts payable to Beck under paragraph 3(b) of the Agreement shall be paid to Beck based on the total amount of funds which are appropriated and/or expended for the purpose of research, development, or for any other purpose related to Tensiodyne's technology, and shall not be based only on the amount which is actually received by the Company. Beck shall be paid the amounts which are due to him under this Agreement as funds become available to the Company, but only to the extent that such funds are actually available to the Company.

11. Beck will be fully indemnified and held harmless by Tensiodyne for any activity undertaken on behalf on Tensiodyne, provided that such activity is not illegal or fraudulent.

ACCEPTED AND AGREED:

For: Tensiodyne and for himself

/s/ ROBERT M. BERNSTEIN                                     8/4/95
Robert M. Bernstein                                                      Date

/s/ STEPHEN FORREST BECK                                  8/4/95
Stephen Forrest Beck                                                    Date

2/7/97

(1) Operative when gov't contract is signed

(2) Pers Guar -- goes away after 100$ paid to S.B.

(3) Anti Dil goes away after 50$ pd to S.B.

(4) Seat on B.O.D. until all $ due is pd.

(5) A note @ 15% of gov't contract (2.5 mil expected) also to add'l gov't contracts expected @ add'l 2.5 mil.

(6) Int re Note @ prime recorded on Co. books, begins 9 mos after gov't contract signed -- payable quarterly. Unpaid int added to principal.

(7) Method of pymt -- 12.5% of 1st mil raised (debt or equity) or earned by Co. -- and 15% over 1st mil until pd.

(8) $2500 cash payment.

(9) Fee for raising capital by Beck -- 5% of first 2.5 mil and 4% over.

/s/ Stephen Forrest Beck                    /s/ Robert M. Bernstein